LICENSE AGREEMENT

between

UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.

and

ELECTRIC AQUAGENICS UNLIMITED, INC.

TABLE OF CONTENTS

THIS LICENSE AGREEMENT is made and entered into as of this 11th day of June 2002, by and between the UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC., a nonprofit Georgia corporation with offices located in the Boyd Graduate Studies Research Center, Athens, Georgia 30602-7411, U.S.A. (hereinafter referred to as "UGARF") and ELECTRIC AQUAGENICS UNLIMITED, INC., a Utah corporation with corporate headquarters located at 1464 W. 40 Street, Lindon UT 84042 (hereinafter referred to as "LICENSEE").

WITNESSETH

WHEREAS, UGARF is the assignee of all right, title, and interest in inventions developed by employees of The University of Georgia (hereafter, "UGA") and is responsible for the protection and commercial development of such inventions; and

WHEREAS, Yen-Con Hung and Donghwan Chung, during the course of their employment by UGA, developed certain inventions as more fully defined herein; and

WHEREAS, UGARF wants to have the inventions further developed and made available in commerce for use by the public; and

WHEREAS, LICENSEE represents that it has the necessary expertise and resources to fully develop and commercialize the inventions; and

WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the inventions; and

WHEREAS, UGARF wishes to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1 "Affiliates" shall mean any corporation, partnership or other business entity which is directly or indirectly controlled by LICENSEE or any entity which directly or indirectly controls LICENSEE. "Controls" as used herein means owns directly or indirectly at least thirty percent (30%) of the voting shares.

1.2 "Agreement" or "License Agreement" shall mean this Agreement, including all Exhibits attached to this Agreement.

1.3 "Field of Use" shall mean all fields of use.

1.4 "Indemnitees" shall mean UGARF, UGARF's officers and directors, UGA, UGA's employees, and the Inventors, and their heirs, executors, administrators, and legal representatives.

1.5 "Inventors" shall mean Yen-Con Hung and Donghwan Chung.

1.6 "License Agreement Year" shall mean the period from July 1 through June 30 of each year during the term of this Agreement.

1.7 "Licensed Patents" shall mean the patent applications and patents identified in EXHIBIT A hereof, together with all divisionals, continuations, reissues, reexaminations and foreign counterparts of such applications or patents.

1.8 "Licensed Product(s)" shall mean any process, service, or product, the manufacture, use, or sale of which is covered by a Valid Claim or incorporates or uses any Licensed Know-How.

1.9 "Licensed Know-How" shall mean all patentable and unpatentable technical information, trade secrets, designs, specifications, models, methods, documents, materials, and all other Proprietary Information known to Inventors on the date of this Agreement and disclosed or transferred to License in aid of the development, use or sale of Licensed Products.

1.10 "Proprietary Information" shall mean that information peculiarly within the knowledge of the Licensor and subject to protection under recognized legal principals.

1.11 "Licensed Territory" shall mean the countries elected by Licensee and where there are pending and/or valid claims.

1.12 "LICENSEE's Development Plan" shall mean EXHIBIT B of this Agreement.

1.13 "Net Selling Price" of Licensed Products shall mean the gross selling price, or gross lease or rental payment, paid to LICENSEE, its Affiliates, sublicensees, or distributors by a purchaser of a Licensed Product less the following discounts: a) customary trade, quantity and cash discounts actually allowed and taken; b) credits actually given for rejected or returned Licensed Products; c) freight and insurance costs, if separately itemized on the invoice paid by the customer; and d) excise taxes and customs duties included in the invoiced amount. Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average gross selling price billed by LICENSEE in consideration of sales of comparable Licensed Products during the three (3) month period immediately preceding such Sale, without reduction of any kind.

1.14 "Sale" or "Sold" shall mean the sale, lease, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, including but not limited to the use of Licensed Products by LICENSEE or any other person authorized by LICENSEE. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of whether by gift or otherwise when such transfer, exchange, gift, or other disposition occurs.

1.15 "Valid Claim" shall mean a claim included among the Licensed Patents so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

ARTICLE 2. GRANT OF LICENSE

2.1 License. UGARF hereby grants LICENSEE an exclusive right and license to make, use, and sell Licensed Products in the Field of Use in the Licensed Territory during the term of this Agreement.

2.2 Retained License. UGARF retains on behalf of itself, UGA, and any research collaborators, a royalty-free right and license to make and use Licensed Products and to practice Licensed Know-How for research and educational purposes only.

2.3 Sublicenses. Provided that written approval of UGARF (expressed by its Executive Vice President) is obtained in advance, which approval shall not be unreasonably withheld, LICENSEE shall have the right to grant sublicenses consistent with this Agreement, provided that LICENSEE shall remain responsible for the operations of its sublicensees relevant to this Agreement as if such operations were carried out by LICENSEE, including but not limited to the payment of all fees and royalties due under this Agreement.

2.4 No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents or Licensed Know-How.

ARTICLE 3. DILIGENCE AND COMMERCIALIZATION

3.1 Diligence and Commercialization. LICENSEE shall use its best efforts throughout the term of this Agreement to comply with LICENSEE's Development Plan and to bring Licensed Products to

market through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to LICENSEE and to create, supply, and service in the Licensed Territory as extensive a market as possible. In no instance shall LICENSEE's best efforts be less than efforts customary in LICENSEE's industry.

ARTICLE 4. CONSIDERATION FOR LICENSE

4.1 License Fee. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay UGARF a licensee fee of Thirty Thousand Dollars ($30,000) as follows with $10,000 due upon signing and $20,000 due on the date of LICENSEE's initial public offering.

4.2 Sublicensing Fee. LICENSEE shall pay UGARF twenty-five percent (25%) of any fees or payments paid to LICENSEE by a sublicense as consideration for a sublicense grant.

4.3 Royalties. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay UGARF a royalty equal to Five Percent (5 %) of the Net Selling Price of all Licensed Products Sold by LICENSEE or its sublicensees during the term of this Agreement. Royalties paid to LICENSEE or sublicensee per Processed Item for Food Sanitation Applications will be negotiated in good faith prior to the first Sale of Licensed Products by Licensee or sublicensee in this field of use. Royalties on Medical Applications will be negotiated in good faith when LICENSEE or sublicensee develops Licensed Products for this field of use.

Royalties shall be due and payable on a quarterly basis on September 30, December 31, March 31, and June 30 of each License Agreement Year.

4.4 Minimum Royalties. LICENSEE shall pay a one time minimum royalty payment per License Agreement Year in accordance with the following schedule:

License Agreement Year 1	none
License Agreement Year 2	$5,000

Remaining License Agreement Years $10,000

If the actual royalties due under Article 4.3 in any year are greater than the minimum royalty payment due for that year, the minimum royalty will be credited against actual royalties due in that License Agreement Year.

4.5 Reimbursement for Patent Expenses. LICENSEE shall reimburse UGARF for all out-of pocket fees, costs, and expenses of heretofore and hereafter during the term of this Agreement paid or incurred by UGARF in filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory. LICENSEE shall deliver such reimbursement to UGARF within thirty (30) days after UGARF notifies LICENSEE from time to time of the amount of such fees, costs, and expenses which have been paid or incurred by UGARF. Patent costs incurred heretofore amounting to Three Thousand Fifty Dollars ($3,050) are due on the date of LICENSEE's initial public offering.

4.6 Reduction in Royalty. In the event that no valid claim issues or in the event that a court of competent jurisdiction rules that no valid claims exist, the royalty rate set forth in Paragraph 4.3 shall be reduced to 4% for the remainder of the term of the Agreement.

ARTICLE 5. REPORTS AND PAYMENTS

5.1 Payments. All payments required under this Agreement shall be payable within thirty (30) days of the due date for each payment. All payments due under this Agreement shall be made in person or via the United States mail or private carrier to the following address:

University of Georgia Research Foundation, Inc.
Attn: Director, Technology Commercialization Office
Boyd Graduate Studies Research Center
Athens, Georgia 30602-7411
Facsimile: (706) 542-3837

If originating outside of the United States, payments shall be made by wire transfer to

an account identified by UGARF and royalty reports shall be sent by facsimile or express courier to the Director of Technology Licensing on the same date.

5.2 Progress Reports. LICENSEE will provide UGARF with semi-annual progress reports detailing the activities of LICENSEE relevant to the LICENSEE's Development Plan.

5.3 Royalty Reports. Within thirty (30) days of September 30, December 31, March 31 and June 30 of each License Agreement Year and of the year following the termination or expiration of this Agreement, LICENSEE shall render a written report setting forth for the preceding calendar quarter all applicable information specified in Exhibit C hereof.

Each royalty report shall be accompanied by the payment of all royalties due for the quarter calendar year in question. Any minimum royalty payment due under Article 4.4 shall accompany the report for the quarter ending on June 30 of the applicable License Agreement Year.

5.4 Currency Conversion. If any Licensed Products are Sold for monies other than United States dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to United States dollars at the spot rate published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due.

5.5 Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect as published in the Wall Street Journal on the due date. The payment of such interest shall not foreclose UGARF from exercising any other rights it may have because any payment is late.

ARTICLE 6. RECORDS

6.1 Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all Sales in

accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to UGARF may be readily and accurately determined. LICENSEE shall furnish UGARF copies of such records upon UGARF's request, which shall not be made more often than once per License Agreement Year.

6.2 Audit of Records. UGARF shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE to include, but not be limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by UGARF. If such examination reveals an underpayment by LICENSEE of more than five percent (5%) for any quarter examined, LICENSEE shall pay UGARF the amount of such underpayment plus interest and shall reimburse UGARF for all expenses of the accountant performing the examination.

ARTICLE 7. PATENT PROSECUTION

7.1 Prosecution and Maintenance of Licensed Patents. The prosecution and maintenance of the Licensed Patents shall be the primary responsibility of UGARF. UGARF shall keep LICENSEE informed as to all developments with respect to Licensed Patents. LICENSEE shall be afforded reasonable opportunities to advise UGARF and cooperate with UGARF in such prosecution and maintenance. LICENSEE shall notify UGARF of the countries in which LICENSEE wishes foreign patent applications to be filed. UGARF may, at its own expense, file patent applications in those countries in which LICENSEE elects not to file national applications. Such non-elected countries will no

longer be included in the Licensed Territory. If LICENSEE should fail to timely make reimbursement for patent expenses incurred under this paragraph as required in Article 4.5 of this Agreement, UGARF, in addition to its other remedies under the Agreement, shall have no further obligation to prosecute or maintain the Licensed Patents. LICENSEE, upon ninety (90) days advance written notice to UGARF, may advise UGARF that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents. UGARF may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed. If UGARF elects to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder.

7.2. Extension of Licensed Patents. LICENSEE may request that UGARF have the normal term of any Licensed Patent extended or restored under a country's procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Article 4.5. LICENSEE shall assist UGARF to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 4 hereof shall be payable until the end of the extended life of the patent. In the event that LICENSEE does not elect to extend Licensed Patent(s), UGARF may, at its own expense, effect the extension of such Licensed Patent(s). If UGARF elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to LICENSEE hereunder.

ARTICLE 8. ABATEMENT OF INFRINGEMENT

8.1 LICENSEE shall promptly inform UGARF of any suspected infringement of any Licensed Patents. During the term of this Agreement, UGARF and LICENSEE shall have the right to institute an action for infringement of the Licensed Patents against such third party in accordance with the following:

(a) If UGARF and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. LICENSEE and UGARF shall agree upon the manner in which they shall exercise control over such action. UGARF may, if it so desires, also be represented by separate counsel of its own selection. The fees for which counsel shall be paid by UGARF;

(b) In the absence of agreement to institute a suit jointly, UGARF may institute suit, and, at its option, name LICENSEE as a plaintiff. UGARF shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and

(c) In the absence of agreement to institute a suit jointly and if UGARF notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE may institute suit and, if UGARF is required by law to be a party to the litigation, name UGARF as a plaintiff. LICENSEE shall bear the entire cost of such litigation, including defending any counterclaims brought against UGARF and paying any judgements rendered against UGARF, and shall be entitled to retain the entire amount of any recovery or settlement.

8.2 Should either UGARF or LICENSEE commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between UGARF and LICENSEE.

ARTICLE 9. CONFIDENTIALITY

9.1 LICENSEE shall not, without the express written consent of UGARF, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties any Proprietary Information. This obligation of nondisclosure shall not extend to information:

(a) which LICENSEE can demonstrate through documentation to have been within LICENSEE's legitimate possession prior to the time of disclosure of such information to LICENSEE by UGARF, UGA, or the Inventors;

(b) which was in the public domain prior to disclosure by UGARF, UGA, or the Inventors, as evidenced by documents published prior to such disclosure;

(c) which, after disclosure by UGARF, UGA, or the Inventors, comes into the public domain through no fault of LICENSEE;

(d) which is disclosed to LICENSEE by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.

9.2 Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between LICENSEE and UGARF which are not consistent with this Agreement.

ARTICLE 10. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

Limited Warranty. UGARF represents and warrants that it has the right and authority to enter into this Agreement and that neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which UGARF is a party. UGARF does not warrant the validity of the Licensed Patents licensed hereunder and makes no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents may be exploited by LICENSEE or its Affiliates without infringing other patents.

LICENSEE possesses the necessary expertise and skill in the technical areas in which the Licensed Products and Licensed Know-How are involved to make, and has made, its own evaluation of

the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Know-How. ACCORDINGLY, UGARF MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR LICENSED KNOW-HOW AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED KNOW-HOW.

ARTICLE 11. DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1 NO LIABILITY. UGARF shall not be liable to LICENSEE or LICENSEE's customers or sublicensees for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed, or Sold pursuant to this Agreement.

11.2 Indemnification. LICENSEE shall defend, indemnify, and hold harmless the Indemnitees from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys' fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to in whole or in part by LICENSEE's manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the practice of any Licensed Patents. LICENSEE's obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

11.3 Insurance. Without limiting LICENSEE's indemnity obligations under the preceding paragraph, LICENSEE shall maintain throughout the term of this Agreement and for ten (10) years after the last sale of a Licensed Product, a liability insurance policy which:

(a) insures Indemnitees for all claims, damages, and actions mentioned in Article 11.1 of this Agreement;

(b) Requires the insurance carrier to provide UGARF with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

(c) Provides Indemnitees liability coverage in an amount no less than One Million Dollars ($1,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

(d) In the event this Agreement terminates without the sale of any Licensed Product, and no sale of a Licensed Product is anticipated, the insurance required under this paragraph may be discontinued.

11.4 Notice of Claims. LICENSEE shall promptly notify UGARF of all claims involving the Indemnitees and will advise UGARF of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 12. TERM AND TERMINATION

12.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof. In the event that there are no Valid Claims, this Agreement shall terminate on the tenth anniversary of the date of the first commercial sale of a Licensed Product.

12.2 Termination by UGARF. UGARF shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a) failure of LICENSEE to make any payment required pursuant to this Agreement when due; or

(b) lack of diligence in commercialization as set forth in Article 3; or

(c) failure of LICENSEE to render reports to UGARF as required by this Agreement; or

(d) the insolvency of LICENSEE; or

(e) the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law; or

(f) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors; or

(g) placement of LICENSEE's assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or.

(h) the breach of any other material term of this Agreement.

12.3 Notice of Bankruptcy. The LICENSEE must inform UGARF of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition. A party's filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

12.4 Exercise. UGARF may exercise its right of termination by giving LICENSEE, its trustees or receivers or assigns, thirty (30) days prior written notice of UGARF's election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless the LICENSEE has cured the breach. Such notice and termination shall not prejudice UGARF's right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of UGARF accrued or to accrue on account of any breach or default by LICENSEE.

12.5 Failure to Enforce. The failure of UGARF at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of UGARF thereafter to enforce each and every such provision.

12.6 Termination by LICENSEE. LICENSEE may terminate this Agreement at is sole discretion upon six (6) month's written notice to UGARF.

12.7 Regulatory Data. In the event of termination for any reason, LICENSEE agrees, upon the request of UGARF, to provide UGARF with all existing date in support of regulatory approvals for Licensed Products for the Field of Use. UGARF shall have the unrestricted right to provide such data to third parties.

12.8 Effects. In the event this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at UGARF's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents or know-how, retaining no copies. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or Selling Licensed Products; provided, however, that LICENSEE may continue to Sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products which are fully manufactured and in LICENSEE's normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to UGARF have been satisfied and (b) royalties on such sales are paid to UGARF in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination.

12.9 Survival. The provisions of Articles 9, 10, and 11 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 13. ASSIGNMENT

LICENSEE shall not grant, transfer, convey, or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of UGARF, except as explicitly

permitted under this Agreement. This Agreement shall be assignable by UGARF to UGA, the University of Georgia Foundation, or any other nonprofit corporation which promotes the research purposes of UGA.

ARTICLE 14. MISCELLANEOUS

14.1 Export Controls. LICENSEE acknowledges that Licensed Products and Licensed Know-How may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that UGARF's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. UGARF neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.2 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products. LICENSEE shall not take any action which would cause UGARF or LICENSEE to violate any laws and regulations.

14.3 Independent Contractor. LICENSEE's relationship to UGARF shall be that of a licensee only. LICENSEE shall not be the agent of UGARF and shall have no authority to act for or on behalf of UGARF in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of UGARF.

14.4 Patent Marking. LICENSEE shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

14.5 Use of Names. LICENSEE shall obtain the prior written approval of UGARF, UGA, or the Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both LICENSEE and UGARF shall have the right to publicize the existence of this Agreement; however, neither LICENSEE nor UGARF shall disclose the terms and conditions of this Agreement without the other party's consent, except as required by law.

14.6 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A.

14.7 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America.

14.8 Entire Agreement. This Agreement constitutes the entire agreement between UGARF and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

14.9 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event

that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.10 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

ARTICLE 15. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to UGARF:	Director, Technology Licensing University of Georgia Research Foundation, Inc. Boyd Graduate Studies Research Center, 6th Floor Athens, Georgia 30602-7411 Facsimile: (706) 542-3837
With a copy to:	Legal Advisor University of Georgia Research Foundation, Inc. Boyd Graduate Studies Research Center, 6th Floor Athens, Georgia 30602-7411 Facsimile: (706) 583-0074
If the LICENSEE:	Chairman & CEO Electric Aquagenics Unlimited, Inc. 1464 W. 40 Street Lindon UT 84042 Facsimile: (801) 221-1347

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

IN WITNESS WHEREOF, UGARF and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.	ELECTRIC AQUAGENICS UNLIMITED, INC.
By: Gordhan L. Patel	By: Gaylord Karren, CEO
Name: Dr. Gordhan L. Patel	Name: Mr. Gaylord Karren
Title: Executive Vice President	Title: Chairman & CEO
(corporate seal)	(corporate seal)

Approved for Legal Form:

Approved by Technology Commercialization Office:

EXHIBIT A

Licensed Patents

UGARF CASES	Application/Patent Title	Country	Serial # and Date Filed	Patent # and Issue Date
944	Method and Apparatus of Electrolyzing Water	US	60/381,694 March 6, 2002	

EXHIBIT B

Licensee's Development Plan

EXHIBIT C

Details to be Included in Royalty Reports

(1) Country Sold In

(2) Product Number

(3) Units Sold

(4) Net Selling Price

(5) Extended Sales Dollars or Foreign Currency

(6) Lease or Rental Revenue (if applicable)

(7) Total Revenue Subject to Royalty

(8) Wall Street Journal Conversion Rate (if applicable)

(9) Converted U.S. Dollars (if applicable)

(10) Minimum Royalty Due (if applicable)

(11) Sublicense Income (all sources)

(12) Sublicense Royalty Rate

(13) Sublicense Royalty Due

(14) Total Royalty Due

(15) Names and Addresses of all Sublicenses and Distributors